Exhibit 99.1

For Immediate Release
For further information, please contact:
Edward H. Sibbald, Executive Vice President (708) 865-0014

Midwest Banc Holdings, Inc. Completes
Big Foot Financial Corp. Acquisition

(Melrose Park, IL – January 3, 2003). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced today that the acquisition of Big Foot Financial Corp. was successfully completed and closed on schedule this morning. The stock transaction was previously announced on July 22, 2002 and all regulatory and shareholder approvals were received in the fourth quarter of 2002.

Big Foot Financial Corp. was a Long Grove, Illinois-based holding company for Fairfield Savings Bank, F.S.B. with approximately $200 million in total assets and three locations in the Chicago area. The main office was in Long Grove, in the northern suburbs, another was in Norridge and the institution’s original office in Chicago’s Wicker Park/Bucktown neighborhood. The company specialized in providing savings accounts, checking accounts, time deposits and mortgage and consumer loans within their markets.

The transaction expands Midwest Banc Holdings, Inc. existing branch network to 15 banking centers in the metropolitan Chicago area. The three Fairfield branches have become part of Midwest Bank and Trust Company, the flagship subsidiary of Midwest Banc Holdings, Inc. with $1.9 billion in assets upon the completion of the acquisition. Based upon other previous announcements, Midwest Bank and Trust Company will expand to 20 locations next spring upon the successful closing of the CoVest Bancshares, Inc. acquisition scheduled for late March, and two new branch openings in Glenview and Addison Illinois later this spring.

Midwest Banc Holdings, Inc. provides a wide range of retail banking and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C. Midwest Banc Holdings, Inc. is the ninth largest publicly traded Illinois bank holding company, with total assets exceeding $2 billion at December 31, 2002. Based upon current market value, MBHI is one of the top 100 stocks in Illinois at this time.

This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

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